Exhibit 99.1
NEWS RELEASE

FOR IMMEDIATE RELEASE

Helios Technologies Appoints New President of CVT

SARASOTA, FL, June 7, 2021 —Helios Technologies, Inc. (Nasdaq: HLIO) (“Helios” or the “Company) a global leader in highly engineered motion control and electronic controls technology for diverse end markets, announced today that Jason Morgan has been appointed to the corporate officer position of President, CVT (Cartridge Valve Technology) effective June 4, 2021.

Mr. Morgan joined Helios Technologies in 2018 in the position of Vice President of Global Tax. He rapidly advanced through roles of increasing responsibility, including Interim CFO for Sun Hydraulics LLC.  He became Senior Vice President and Managing Director of CVT in November 2020 where he has been responsible for managing CVT’s global operations.

Josef Matosevic, President and Chief Executive Officer of Helios Technologies, commented, “Among our shared values is developing and leveraging the deep talent that is within the Helios organization and establishing an optimal structure that will be the force multiplier for effective execution of our augmented strategy.  We are very pleased to recognize Jason’s considerable contributions to Helios in a relatively short time. He has quickly earned this promotion to the role of President, CVT. With over 25 years of domestic and international corporate, M&A, and operating accounting expertise, coupled with a vital technical knowledge of customer requirements, Jason brings significant depth to this critical role. As we deepen our market reach with our product offerings and expand the markets we serve, he will be valuable in our efforts to advance our technologies and accelerate growth.”

Mr. Morgan began his career in 1995 in public accounting at Van Buren & Company. He has a breadth of experience in the retail, life sciences, industrial finance and technology industries both domestic and international. He has held a variety of progressively challenging roles at businesses that included Dollar General, Akyma Pharmaceuticals, Caterpillar Financial Services Corp, Wal-Mart Stores Inc. and Asurion, a privately held Information Technology and Services company.  He earned his Bachelor of Applied Science (B.A.Sc.) degree in Business Administration & Accounting from Tennessee Technological University in 1995.

Mr. Morgan commented, “I am humbled by the opportunity to guide the incredibly talented global CVT team here at Helios. As we move forward into smarter components and more intelligent control systems, we are looking beyond cartridge valve design and at opportunities in systems and more highly integrated electro-hydraulic solutions. We expect to see rapid growth in these areas as more customers demand digital controls, smart hydraulics and greater integration with linked technologies. We are in the early stages of our mission to diversify the Company’s products and end markets and I look forward to further advancing CVT’s best-in-class technology suite as we continue to drive competitive advantages through innovation and responsiveness.”

About Helios Technologies
Helios Technologies is a global leader in highly engineered motion control and electronic controls technology for diverse end markets, including construction, material handling, agriculture, energy, recreational vehicles, marine, health and wellness.  Helios sells its products to customers in over 85 countries around the world. Its strategy for growth is to be the leading provider in niche markets, with premier products and solutions through innovative product development and acquisition.  The company has paid a cash dividend to its shareholders every quarter since becoming a public company in 1997. For more information please visit: www.heliostechnologies.com.

For more information, contact: Tania Almond	Deborah Pawlowski
Vice President, Investor Relations & Corporate Communications	Kei Advisors LLC
(941) 362-1333	(716) 843-3908
tania.almond@HLIO.com	dpawlowski@keiadvisors.com

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Helios Technologies | 1500 West University Parkway | Sarasota, FL 34243 | 941-362-1200